Exhibit 3.2

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                         OF NETWORTH TECHNOLOGIES, INC.

NetWorth Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("this Corporation")

DOES HEREBY CERTIFY:

FIRST: The annual meeting of the stockholders of this Corporation was called and held on May 10, 2002, upon proper notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, and, at such meeting, a quorum having been lawfully established, it was resolved by a vote of holders of a majority of the shares of capital stock outstanding and entitled to vote at the meeting, that, as proposed and declared advisable by this Corporation's Board of Directors by resolutions adopted on November 14, 2001, on May 10, 2004, and as of March 4, 2005, the Certificate of Incorporation of this Corporation be amended by amending and restating in its entirety Section A of Article IV thereof as follows:

"65,000,000 shares, with a par value of $0.10 per share, shall be designated as common stock.

"Effective at the time of the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment (the "Effective Time"), each ten (10) shares of common stock, $0.01 par value per share, of this Corporation, issued and outstanding or held in treasury as of the Effective Time shall, without action on the part of the respective holders thereof, be reclassified as and changed into one (1) whole share of common stock, $0.10 par value per share, ignoring fractional shares. Stockholders that, immediately before the Effective Time, owned of record a number of shares of common stock of this Corporation that is not evenly divisible by ten (10) shall not receive any payment or other consideration for the fractional shares resulting from this reclassification. Subject to the provisions of the previous sentence, each certificate that immediately before the Effective Time represented shares of common stock of this Corporation shall, after the Effective Time, represent that number of shares of common stock of this Corporation into which the shares of common stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of common stock before the Effective Time shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of common stock to which such person is entitled under the foregoing provisions."

SECOND:  That said  amendment was adopted in accordance  with the  provisions of
Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS  WHEREOF,  the Company  has made the  foregoing  certificate  and the
President and Secretary have hereunto set his hand this 4th day of March, 2005.

                                               NETWORTH TECHNOLOGIES, INC.

                                               By: /s/ L. Joshua Eikov
                                                   -------------------------
                                                   L. Joshua Eikov,
                                                   President and Secretary